EXHIBIT 4.1

PROMISSORY AGREEMENT FOR PURCHASE AND SALE AND OTHER COVENANTS ENTERED INTO BY AND BETWEEN, ON THE ONE SIDE:

PETROBRAS DISTRIBUIDORA S.A., HEADQUARTERED AT RUA CORREIA VASQUES 250 – 6º ANDAR, BAIRRO CIDADE NOVA, RIO DE JANEIRO, RJ, CEP 20211-140, ENROLLED WITH THE BRAZILIAN CORPORATE TAXPAYER REGISTER UNDER NO. CNPJ 34.274.233/0001-02, HEREIN REPRESENTED, AS REQUIRED BY ITS ARTICLES OF ASSOCIATION, BY ITS EXECUTIVE MANAGER FOR AVIATION PRODUCTS, ÉRICA SAIÃO CAPUTO, AND BY ITS MARKETING MANAGER FOR AIRLINE COMPANIES, JULIO CESAR ABRAHÃO, HEREINAFTER REFERRED TO AS “BR”

AND, ON THE OTHER SIDE, VRG LINHAS AÉREAS S.A.,  A CORPORATION ORGANIZED AND EXISTING UNDER THE LAWS OF BRAZIL, HEADQUARTERED AT PRAÇA SENADOR SALGADO FILHO, S/Nº, AEROPORTO SANTOS DUMONT, TÉRREO, ÁREA PÚBLICA, ENTRE OS EIXOS 46-48/O-P, SALA DE GERÊNCIA – BACK OFFICE, CEP 20021-340, CITY AND STATE OF RIO DE JANEIRO, ENROLLED WITH THE BRAZILIAN CORPORATE TAXPAYER REGISTER UNDER NO. CNPJ/MF 07.575.651/0001-59 AND WITH BRANCH OFFICE LOCATED AT PRAÇA COMANDANTE LINEU GOMES, S/N, PORTARIA 3, AEROPORTO, CEP 04626-020, CITY AND STATE OF SÃO PAULO, ENROLLED WITH THE BRAZILIAN CORPORATE TAXPAYER REGISTER UNDER NO. CNPJ/MF 07.575.651/0004-00, HEREIN REPRESENTED BY ITS DIRECTORS DULY ELECTED AT ITS SHAREHOLDERS' GENERAL MEETING, HEREINAFTER REFERRED TO AS THE “PROMISING PURCHASER”, IN THE PRESENCE OF THE UNDERSIGNED WITNESSES, THE REPRESENTATIVES OF THE PARTIES HERETO DECLARE THAT THEY HAVE MUTUALLY AGREED UPON THIS PROMISSORY  AGREEMENT FOR PURCHASE AND SALE AND OTHER COVENANTS, WHICH SHALL BE GOVERNED BY THE FOLLOWING SECTIONS AND CONDITIONS:

SECTION ONE - PURPOSE

1.1         BR promises to sell to the PROMISING PURCHASER and the latter, in turn, promises to purchase from BR, during a period of thirty-six (36) months, retroactively starting on January 1, 2015 and ending on January 1, 2018, the minimum monthly quantities of aviation kerosene, at the locations and in the volume percentages shown in Annex I. This Agreement is not entered into on an exclusive basis, the PROMISING PURCHASER being also free to procure

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said supply from other suppliers, provided that it shall comply with the minimum volume to be purchased from BR, as per Annex I.

1.1.1  If the PROMISING PURCHASER comes to refuel/operate at airports where BR is installed and which are not listed in Annex I, the PROMISING PURCHASER is required to purchase [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] of the volume from the BR location upon a prior negotiation between the parties.

1.1.2  The product described in items 1.1 and 1.1.1 is intended for own consumption by the PROMISING PURCHASER at the locations set forth in Annex I.

1.2            BR shall have the capacity required to carry out the mixture and obtain the BioQAv certification at the percentages defined by the PURCHASER in compliance with Resolution 20/2013, or any other resolution that may be adopted in substitution thereof, with the BioQAv to be supplied by domestic or international producers duly authorized by the ANP, with due regard to possible strategic partnerships established by the PURCHASER, and complying with possible tax exemption conditions.

1.2.1 The schedule of low carbon flights and of the refueling bases shall be defined by a mutual agreement between the Parties, through an amendment entered into by them.

1.3         The term of this Agreement is defined in Section 1.1. and can be extended by an amendment to be entered by the Parties.

1.4.        The parties hereto declare that they are aware of the retroactive effects of the rights and obligations arising out of this Agreement as from January 1, 2015.

SECTION TWO – AGREEMENT PRICE AND ADJUSTMENT

2.1         The product subject matter hereof shall be sold to the PROMISING PURCHASER by BR at the price charged by BR as of the date and in the place of delivery, according to the Price List monthly issued to the PROMISING PURCHASER by BR or [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] under the terms of Third Section Three – [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT].

2.1.1. The agreed upon price takes into account the consumption commitment undertaken by the parties as per Annex I. The quantities of the product purchased by the PROMISING PURCHASER shall be ascertained on an annual basis. If the purchased quantities are lower than those agreed upon in this Agreement, Annex I, the Agreement shall be automatically

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extended for a number of months sufficient to complete the missing quantities.

2.2         In the composition of the aviation kerosene price in Brazil, the price charged by the producer shall comply with the Ordinances issued by the Ministry of Mines and Energy and by the National Petroleum, Natural Gas and Biofuel Agency (ANP), as well as the applicable legislation.

2.3         The following shall be added to the producer's price:

2.3.1   The portion designated as “Fixed Difference”, which amount in reais per liter (R$/liter) is specified in Annex I, duly initialed by the parties and made an integral part hereto, with annual adjustment for inflation being based on the [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] published by the [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] accumulated for the last 12 months, issued in [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT], the adjustment base date being the first day of [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] of each year. BR agrees that it may not charge price adjustments for periods in which the Bill of Sale/Invoice has already been issued.

2.3.1.1  At any time, upon an agreement between the Parties, the "fixed difference" portion may undergo changes in the values for each airport listed in Annex I, and also for the new airports where the PROMISING PURCHASER may be supplied by BR.

2.3.1.2  There shall be a negotiation between the parties for the pricing of the "fixed difference" portion at the new airports.

2.3.2   Starting on [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] and on [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT], besides the [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] adjustment described in item 2.3.1, an additional [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] adjustment shall also be applied to the updated fixed differences.

2.3.3  The parties agree that if, during the term of this Agreement, the [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL

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TREATMENT] is increased by [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] or more, in relation to the base index as of the date referred to in item 2.3.1, the “fixed difference” shall be automatically adjusted according to such increase, regardless of the time the Agreement has been in force.

2.3.4   Once the “fixed difference” values are adjusted, they shall be adjusted again whenever the [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] is increased by [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] or more in relation to the index prevailing at the date of the most recent adjustment and thus successively at each increase of [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] or more, or 12 (twelve) months after the last adjustment.

2.3.5 The variable lease portion charged by INFRAERO (Brazilian Airports State-Owned Administration Company), which corresponds to [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] of the monthly disclosed [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] or by the Airport Administration company, a case in which the portion to be charged shall be the rate designated by it.

2.3.6 The ICMS tax rate due according to the rates charged by each Brazilian state and any taxes, fees and legally established emoluments.

2.3.7 The portion of the financial charges that corresponds to [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] for the payment term granted to the PROMISING PURCHASER.

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SECTION THREE – [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] PRICING

3.1         [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] is optional and will take market conditions into consideration for the period to which it will be applied according to the process described in item 3.2 and its sub-items. The [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] period is to be freely chosen by the PROMISING PURCHASER, [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT], up to the end of the Agreement term. If the PROMISING PURCHASER wants to qualify for this [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT], it must ask BR for assessment rounds on any business day preceding the last business day of [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT].

3.2         In order for the PROMISING PURCHASER to be able to assess the possibility of choosing the [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT], the following procedures shall be met during the assessment rounds:

3.2.1 When requesting the [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] offer, the PROMISING PURCHASER shall receive the [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] in US dollars and reais per liter [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]. It is up to the PROMISING PURCHASER to choose the [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] to be accepted. The [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]. All applicable taxes and fees will be based on the rates effective on the date the volumes are withdrawn.

3.2.2  If the US dollars price is chosen, the exchange rate to convert the price into reais per liter will be based on the average US dollar sell exchange rate in the period between the 19th and 23rd of the month (n-1), as reported by the Central Bank of Brazil.

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3.2.3  D-day: the PROMISING PURCHASER asks BR, in writing, for the following parameters: [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT];

3.2.4  D-day+1: Until 12:00 hours (Brasilia Time) of the business day following the day shown in item 3.2.3, BR shall supply in writing the following parameters: price and the [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] volume [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT], and the PROMISING PURCHASER shall confirm in writing until 12:20 hours (Brasilia Time) on the same day, its intention to contract per [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT];

3.2.5  D-day+2: BR shall confirm in writing until 12:00 hours (Brasilia Time) on the business day following the day shown in item 3.2.4, [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT].

3.2.6  In case of more than one round in which this pricing is effectively accepted by the PROMISING PURCHASER, the [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] effective in the agreed upon application period will be calculated using the [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT].

                     [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

3.3         The monthly volume effectively accepted by the PROMISING PURCHASER with [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] must be withdrawn fully and on a priority basis at each point of supply. If this contracted volume, for whatever reason, fails to be withdrawn, the PROMISING PURCHASER shall be responsible for reimbursing BR the cost of the product storage which shall be [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT], multiplied by the volume not withdrawn, which must be withdrawn in the subsequent month, on a priority basis, over any other contracted volume for the period.

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3.4         BR may, at its own discretion, suspend the [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] negotiation or restrict the volume to be negotiated.

3.5         If the PROMISING PURCHASER does not choose [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] defined in this Section Three, the prices shall be applied according to Section Two.

3.6         If the Parties agree that the values of this Agreement are [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] defined in Section Three, [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] shall be defined in the respective Memorandum of Agreement.

SECTION FOUR – PAYMENT METHOD AND TERM

4.1         The Aviation Kerosene sold by BR shall be measured upon delivery and invoiced against the PROMISING PURCHASER in compliance with the following conditions for payment purposes:

        [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

4.2         It is hereby agreed between the parties that any payment price or term conditions provided by BR to the PROMISING PURCHASER, that are different from those established herein, shall be understood as a mere forbearance and may, therefore, at any time, be suspended or discontinued, at BR’s discretion, without the PROMISING PURCHASER being entitled to any right whatsoever.

4.3         It is hereby understood that the payment term is established in view of current market conditions. The Parties mutually commit themselves to review the payment term in case of change in the current market conditions.

4.4         The payment shall be made by a bank deposit or electronic transfer of bank funds (TED) to a checking account with Banco do Brasil, [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT], or at BR’s headquarters located in the City of Rio de Janeiro, or else, in another location as expressly indicated for this purpose.

4.5         The PROMISING PURCHASER may especially request the [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH

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THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT], with due regard to the following requirements:

             4.5.1  The request is made at least [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT].

              [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT].

              [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT].

               4.5.4 No fine shall be applied, [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]. The corresponding financial charges, as set forth in Section 2.3.7 shall be calculated as usual.

              4.5.5 The approval of [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] shall depend on BR's consent.

4.6         In the event of late payment of an invoice, the PROMISING PURCHASER shall pay BR the outstanding amount of the invoice, adjusted to the CDI index plus default interest of one percent (1%) per month and a two percent (2%) fine. The late-payment charges shall start to be applied on the due date of the respective invoices.

4.7         In the event of late payment of an invoice, BR may demand the PROMISING PURCHASER to pay the debt in advance.

SECTION FIVE – ELECTRONIC FILES

5.1         During the Agreement term, BR shall generate electronic files to be daily sent via FTP to the PROMISING PURCHASER. These files will contain information on the quantity of aviation kerosene purchased by the PROMISING PURCHASER for refueling its aircraft as well as other data (Invoice Number, date, place of refueling, unit value, total value of the Invoice, flight number, aircraft registration number, etc.). This basic information will be used for issuing the invoices.

5.2         For a better technological protection of the confidential contents of the generated files and to allow the PROMISING PURCHASER easier access to the files, the BR ftp site [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] will remain available for daily access.

5.3         BR agrees that:

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(i)      The PROMISING PURCHASER may copy, use and store the files, even after the expiration of the Agreement, for the period of time defined by the legislation in force;

(ii)     Personal access to the website through the network server of the PROMISING PURCHASER and through the desktops of its employees is authorized with the use of individual passwords supplied by BR;

(iii)   The area reserved for information storage by the PROMISING PURCHASER is not shared with other institutions so that only the PROMISING PURCHASER and BR may store and/or handle the files.

(iv)   The employees of the PROMISING PURCHASER shall be required to withdraw the files from the BR's website within one hundred and eighty (180) days from the date of their issue.

(v)     Any information exchanged between the PROMISING PURCHASER and BR shall be encrypted before being transferred to the website to become available.

(vi)   The PROMISING PURCHASER and BR shall have a password in common, known only to them, in order to decrypt the information.

5.4         In addition, BR recognizes that the administration and availability of its FTP servers are not the responsibility of the PROMISING PURCHASER.

5.5         If the information made available by BR on the website is not complete or if some inconsistency is found, the information will be supplied by BR later, within the shortest time possible.

5.6         The Parties also commit themselves that, even after the expiration of the Agreement, they shall not, under the penalty of the applicable sanctions, use and/or disclose to third parties the contents of the files, the Agreement and their relationship, because of the confidential nature of the information involved and made available. Any undue disclosure shall make the breaching party subject to the payment or recovery of all losses and damages provenly suffered by the other Party, including those having a moral or competitive nature, those resulting from an administrative or judicial demand, and those related to civil and criminal liabilities, which shall be determined in a regular legal or administrative proceeding.

SECTION SIX – THE AIRCRAFT FUEL SYSTEM FLUSHING

6.1         BR shall perform the aircraft fuel system flushing operation, when required by the PROMISING PURCHASER, at the airports where this type of operation is available, as listed in Annex II of this instrument.

6.2         The request for fuel flushing must be forwarded to the BR employee or BR reseller in charge at the airport where the service is to be performed. The request must be in writing, in a document signed by an employee of the PROMISING PURCHASER or by an e-mail message containing an identification. BR shall supply and shall keep updated a list with the contact information of the managers of its bases shown in Annex II.

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6.3         The receipt of a request for the aircraft fuel system flushing operation shall comply with the advance period stipulated by BR for performing the service as per Annex II.

6.4         The flushed product shall be returned to the customer through the refueling operation of the same aircraft or another aircraft of the PROMISING PURCHASER, at no charge.

              6.4.1 - In the event of a suspicion of contamination of the flushed product, the fuel must undergo an analysis, be stored and, if required, be disposed of, when appropriate.

6.4.2 - The PROMISING PURCHASER shall be informed beforehand about the costs involved in the analysis, storage and disposal. The liability for these costs shall be analyzed on a case by case basis.

6.5         The flushed product shall remain stored for maximum periods and volumes to be defined for each airport according to the operational capacity of each one, as specified in Annex II.

6.6         If the PROMISING PURCHASER does not comply with any of the above conditions, BR reserves the right not to perform the aircraft fuel system flushing upon a notice in writing to the PROMISING PURCHASER.

SECTION SEVEN –BR’s OBLIGATIONS

              The following are BR’s specific obligations under this Agreement:

7.1 Supply and guarantee the aviation kerosene quality required to comply with the total monthly consumption contracted by the PROMISING PURCHASER at the locations defined in Annex I, at times compatible with their flight operations in Brazil, shown in the HOTRAN (transport time) document published by the National Civil Aviation Agency and abroad, according to local standards, as well as other non-regular, charter, training and repositioning flights of the PROMISING PURCHASER that require refueling.

7.2 Keep the service quality and promptness in compliance with conventional standards for this kind of operation, making all efforts and using all possible resources for the good performance of the services to be provided hereunder.

7.3  Keep the aviation kerosene quality in compliance with the required technical specifications, free of water and other contaminants, with all periodic test reports required to prove the required quality.

7.4  Fulfill and enforce, on its own behalf, on behalf of its employees and representatives, all legal and regulatory determinations related to its activities as a distributor of oil by-products, particularly the resolutions, ordinances and other acts from the normative agency of the Federal Government.

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7.5  BR shall not be responsible for a possible shortage of aviation kerosene in the places and at the times referred to in item 7.1 when this shortage is the result of governmental acts and any other events of force majeure or acts of God. In this case, BR shall make its best efforts to keep the fuel supply to the PROMISING PURCHASER.

7.6 BR is bound to reimburse directly or by an insurance company any additional cost to be borne by the PROMISING PURCHASER, provenly resulted from possible operational failures assigned to BR.

7.7 Perform the fuel flushing operations requested by the PROMISING PURCHASER in compliance with the requirements established in this Agreement.

7.8    Comply with and have its employees, subcontractors, agents or representatives comply with all hygiene, safety and occupational health standards, as well as rules and regulations published by the National Agency for Sanitary Surveillance (ANVISA), the National Civil Aviation Agency (ANAC), the Brazilian Airport Infrastructure Company (INFRAERO) and other airport authorities, under the penalty of otherwise bearing possible fines applied to the PROMISING PURCHASER for non-compliance with those requirements.

7.9    Indemnify the PURCHASER for direct damages provenly caused by BR, its directors, subcontractors, employees and representatives, arising from the supply of fuels under this Agreement.

SECTION EIGHT –PROMISING PURCHASER’S OBLIGATIONS

8.1         In addition to other implicit or explicit obligations listed in the various sections and provisions of this Agreement, the following are the PROMISING PURCHASER’s specific obligations:

8.1.1 Purchase from BR, during the term of the Agreement, the minimum aviation kerosene volumes, at the locations and in the volumes specified in Annex I.

8.1.2  Purchase from BR the aviation kerosene volumes, at the new locations it may operate that are not included in Annex I, provided that BR offers the lowest differential with regard to competitors.

8.1.3   Make the payments of the amounts due for BR's supplies in the time and conditions set forth in the second section of this Agreement.

8.1.4 Not to assign, subrogate, negotiate or, in any other way, transfer this Agreement or any rights or obligations arising from it, under the penalty of application of the legal sanctions provided herein.

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8.1.5 Fulfill and enforce all laws and regulations, ordinances and rules in force regarding the performance of its activities, being responsible for the payment of any amounts spent by BR or any damage it may suffer as a direct or indirect result of the breach of this obligation.

8.2         Since the BR's aviation kerosene has the required high quality to assure the PROMISING PURCHASER the certainty of the quality standard of the product being supplied, the PROMISING PURCHASER is bound to check the quality control of the product received and the Parties bind themselves to the faithful fulfillment of this Agreement, particularly with regard to safety, health and environmental requirements.

SECTION NINE – TAX BURDEN

9.1         All tributes (taxes, fees, fiscal and parafiscal contributions and any emoluments) directly or indirectly resulting from this Agreement or from its enforcement shall be the exclusive responsibility of the party bound to pay for them as defined by the tax legislation, without having no right to be reimbursed by the other party, for whatever the purpose.

SECTION TEN – AGREEMENT TERMINATION

10.1       After meeting the minimum previously established consumption volumes, any of the Parties may denounce this Agreement at any time upon a prior notice in writing to the other party at least thirty (30) days in advance, a case in which the Parties shall not incur any expenses such as indemnity, fine or of any other kind. Only the payment for products supplied during the prior notice period, whose supply may not be interrupted  by BR after being scheduled for delivery, shall be due.

10.2       This Agreement may be terminated by operation of law, at the discretion of the non-breaching party, regardless of a notice or judicial or extrajudicial interpretation, with the application to the breaching party of the penalty established in item 10.3 and sub-item 10.3.1, in the event of any of the following assumptions:

10.1.1 Termination of any license issued by any official agency as required for the supply of the products contracted hereunder.

10.1.2  Judicial or extrajudicial liquidation of any of the parties;

10.1.3 Application for or proposition of a judicial or extrajudicial recovery, application for, decree or homologation of bankruptcy, conversion from reorganization to bankruptcy, or else a legitimate protest of a security issued or co-obligation of the PROMISING PURCHASER, without the suspension of the protest within the legal term.

10.1.4  If the party that does not fulfill any of its obligations after being notified to repair or cease the violation does not do it within the time stipulated in said notice;

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10.1.5 The non-fulfillment by the PROMISING PURCHASER of its commitment to purchase the percentages of the aviation kerosene volume shown in item 1.1 and specified in Annex I.

10.1.6 In the case of non-fulfillment by the parties of any anti-corruption laws applicable to this instrument.

10.3       In the case of non-fulfillment of any of the sections or provisions established in this instrument, the breaching party shall be notified to repair the irregularity in thirty (30) days under the penalty of being put in default, the non-breaching party being free to terminate this Agreement without prejudice to the payment by the breaching party of the fine set forth in item 10.3.1.

              10.3.1 The Party causing the termination of the Agreement or that fails to fulfill any provision or condition hereof shall be subject to the payment of a termination fine that will correspond to the result of the multiplication (A x B x C), namely:

              A) [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] of the monthly contractual volume of the PROMISING PURCHASER described in the first section, effective at the time of the breach, multiplied by:

              B) [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] of the fuel liter price charged on the last invoice issued by BR to the PROMISING PURCHASER, also multiplied by;

              C) Number of months remaining until the end of the term of this Agreement or its possible extensions, the fine being limited to the value of [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT].

SECTION ELEVEN – ACT OF GOD AND FORCE MAJEURE

11.1       The application of this Agreement shall be suspended in the event of a force majeure or act of God that prevents its fulfillment by any of the parties. The Agreement fulfillment shall resume as soon as the cause that led to its suspension ceases.

11.2       In the event the Agreement is suspended, the term of effectiveness shall be automatically extended for the time required to compensate for the time its fulfillment remained suspended.

SECTION TWELVE – REGULATORY AGENCY

12.1       The PROMISING PURCHASER is bound to reimburse BR for possible fines that are applied to it as a result of the non-fulfillment by the PROMISING

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PURCHASER of the orders and instructions issued by the National Petroleum Agency (ANP) and/or other competent agencies to regulate the trade and distribution of oil by-products, ethanol and products from other energy sources, provided that such a fine provenly results from an act or omission of the PROMISING PURCHASER.

12.2       The supply of aviation kerosene referred to in item 1.1 is subject to the normal supply conditions in the market and the changes imposed by the ANP and/or other competent agents to regulate the supply of oil by-products, ethanol and products from other sources of energy, also with regard to prices, delivery and payment terms.

12.3       The supply of aviation kerosene is subject to its production by Petróleo Brasileiro S.A. and its availability for sale, BR being free of any responsibility regarding the shortage of this product in the market and/or its irregular supply to the PROMISING PURCHASER.

12.3.1 In the event the above assumption occurs, the PROMISING PURCHASER may purchase fuel from other suppliers at its own discretion without incurring any nonfulfillment condition of this Agreement.

SECTION THIRTEEN – SUCCESSION

13.1       The obligations assumed herein are extensive to the assigns and/or successors of the Agreement parties and to all persons that may come to operate said establishment and/or subrogate to itself the activities of the PROMISING PURCHASER, for whatever the purpose, any of the parties being only waived of this obligation upon the consent of the other party in writing.

SECTION FOURTEEN – THE SOCIAL FUNCTION OF THE AGREEMENT

14.1       The Parties shall refrain from using, in all activities related to the performance of this Agreement, child labor under the terms of Art. 7, item XXXIIII of the Federal Constitution of Brazil and from using any kind of slave-like labor.

14.2       The Parties may not promote during the recruitment and hiring of their work force any kind of discrimination based on race/ethnicity, color, age, sex, marital status, political, ideological, philosophical and/or religious position or any other reason, under the penalty of the agreement extinction, regardless of the penalties that may be applicable to them.

SECTION FIFTEEN – AMENDMENT TO THE ARTICLES OF ASSOCIATION

15.1       If any of the Parties makes a change in in its Articles of Association that implies a change of the name of the company, assignment, transfer or encumbrance of shares, management or administration changes or any other kind of change that leads to a modification or transfer of the partners'

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liabilities, the other Party shall be notified in no longer than seventy-two (72) hours through a Register of Deeds and Documents.

SECTION SIXTEEN ~~–~~ NO EMPLOYMENT BOND

16.1       The parties declare that they are independent contracting parties and nothing provided in this Agreement will be interpreted as being equivalent to the intention of creating or establishing a partnership or association of any nature.

16.2       No employment bond or liability by the PROMISING PURCHASER is established, either with any of the BR's partners or regarding the personnel that BR may use, directly or indirectly, for performing the services covered by this Agreement.

16.3       The employees of BR, appointed by it for performing services to the PROMISING PURCHASER, shall not, under any circumstance, have any employment bond with the PROMISING PURCHASER, because they shall keep unchanged their employment bonds with BR as a result of labor contracts with it. It is also up to BR to pay for all taxes, social, labor and social security charges and also be fully liable for any personal accidents involving its employees in service or damages caused by them to third parties or against any asset of the PROMISING PURCHASER.

16.4       Each of the parties is fully liable for the damages it may cause to third parties and must keep the other party harmless against any claims, demands, complaints, and representations of any nature, resulting from an action or omission of its own or its representatives, cases where the impleader and possible exercise of the right of recovery shall be allowed.

16.4.1   Any right the third party may obtain, either judicially or extrajudicially, shall be the object of regressive claims plus all their accessories, except for retaining fees, among others.

16.4.2   If, by any chance, one the parties is unduly the target of any demand, claim or complaint of any nature, at a judicial or administrative jurisdiction and at any instance, brought by employees, contractors, subcontractors and representatives of the other party, that party shall immediately enter the records and perform any and all act available to exclude from the dispute the unduly included Party. Once the involvement of the Party is proved to be undue, the other Party shall reimburse it for all costs and expenses incurred with the proceeding and its defense, except for the retaining fees.

SECTION SEVENTEEN -  CONTRACTUAL GOOD FAITH

17.1       The PROMISING PURCHASER and BR declare, for all purposes and effects, that the conditions shown in this Agreement are the result of negotiations between the parties.

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SECTION EIGHTEEN - CONFIDENTIALITY

18.1       The Parties agree that the conditions of this Agreement may not be supplied or disclosed to third parties, and also guarantee that only the employees who really need them will have access to these conditions.

18.2       The Parties bind themselves to keep secret about the information referred to in item 18.1 for five (5) years from the date of termination of this Agreement for whatever reason.

18.3.2   The information requested by any government department or government agency, regulatory agency or determined by law may be supplied. In any case, however, the other Party must be immediately informed about this so that it may take the necessary actions for opposition. The non-reporting will be regarded as a failure to fulfill the Agreement.

SECTION NINETEEN - AUDIT

19.1       At any time during the term of this Agreement, the PROMISING PURCHASER shall be entitled to conduct quality assurance audits of the procedures, processes and records of BR to check for their compliance with the applicable rules and the best market practice.

19.2       The scope of the audits shall be based on the requirements of the Brazilian Association of Technical Standards (ABNT), the Joint Inspection Group (JIG) and other requirements for aircraft refueling operation.

19.3       The audits shall be jointly coordinated by the PROMISING PURCHASER and BR in order to prevent interruptions in the operation.

19.4       The audits shall be conducted upon request of the PROMISING PURCHASER on a date to be mutually agreed upon by the Parties. BR shall be informed about the objective and scope of the audits fifteen (15) days in advance. BR shall be responsible for reporting to all those involved at the location, including the POOLs of supply under the responsibility of other companies.

19.5       If occasional nonconformances or improvement opportunities are not ascertained, BR shall comply with the corrective action plan within the timeframe established by the PROMISING PURCHASER. If the Action Plan is not performed within the established timeframe, the actions established herein shall be taken.

.

SECTION TWENTY -  ANTI-CORRUPTION PRACTICES

20.1       The parties are bound to observe the applicable anti-corruption laws, particularly with regard to the Brazilian legislation in force and the laws of the jurisdiction where the Agreement shall be fulfilled.

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20.2       The nonfulfillment by the parties of any applicable anti-corruption laws shall be regarded as a serious violation of the Agreement and will give the non-breaching party the right to terminate the Agreement by operation of law.

20.3       Any of the parties may also terminate the Agreement, suspend or withhold the payment if it is provenly convinced that the other party has violated or intends to violate any anti-corruption law applicable to this Agreement.

20.4       The parties in their activities hereunder shall be responsible for actions, damages or losses arising from or related to the nonfulfillment of the anti-corruption laws or related to the Agreement termination under the terms of this Section, the non-breaching party remaining free of any indemnities arising from these violations.

SECTION TWENTY-ONE - COURT OF JURISDICTION

24.1       The parties hereby agree that the Court of the City of São Paulo, State of São Paulo is chosen to settle any controversy arising from this Agreement.

24.2       In witness whereof, the parties sign this instrument in three counterparts, in the presence of two undersigned witnesses, for its due legal effects.

              Rio de Janeiro, April 13, 2016.

_________________________________________________________________

PETROBRAS DISTRIBUIDORA S.A.  .

Name:

Title:

_________________________________________________________________

VRG LINHAS AÉREAS S.A.

Name:

Title:

WITNESSES:

____________________________             ____________________________

Name:                                                                Name:

ID RG:                                                                ID RG

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ANNEX I

BASE	VRG total volume (liters)	BR Percentage (%)	BR Volume (liters)	JAN / 15 Difference*
AJU	[CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]	[CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]	[CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]	[CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]
BEL
BPS
BSB
BVB
CXJ
CGB
CGH
CGR
CNF
CWB
CZS
FLN
FOR
GIG
GRU
GYN
JDO
JPA
JTC
LDB
MAB
MAO
MCZ
MOC
MGF
NAT
NVT
PNZ
PMW
POA
PVH
RBR
REC
SDU
SLZ
SSA
STM
THE
UDI
VIX

* Starting from [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT], the fixed differences in force shall be adjusted according to the [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] accumulated from [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]. Also an additional [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] adjustment shall be applied as per items 2.3.2 to 2.3.4 of the Agreement.

* Starting in [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT], the fixed differences in force shall be adjusted according to the [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] accumulated from [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]. Also an additional [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] adjustment shall be applied as per items 2.3.2 to 2.3.4 of the Agreement.

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ANNEX II

AIRCRAFT FUEL FLUSHING
AIRPORT	IATA	MANAGER	TELEPHONE	SPECIFIED AVIATION KEROSENE		AVIATION KEROSENE WITH CONTAMINATION SUSPICION
				MAXIMUM VOLUME	TIME IN ADVANCE	MAXIMUM VOLUME	TIME IN ADVANCE
CONGONHAS	CGH	[CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]	[CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]	[CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]	[CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]	[CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]	[CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]
GUARULHOS	GRU
SÃO JOSÉ DOS CAMPOS	SJK
PORTO ALEGRE	POA
BRASÍLIA	BSB
CAMPINAS	VCP
CAMPO GRANDE	CGR
GALEÃO	GIG
CONFINS	CNF
RECIFE	REC
SALVADOR	SSA

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FIRST AMENDMENT TO THE PROMISSORY AGREEMENT FOR PURCHASE AND SALE AND OTHER COVENANTS entered into by and between:

PETROBRAS DISTRIBUIDORA S.A., headquartered at Rua Correia Vasques, 250 – 6th floor, in the City of Rio de Janeiro, enrolled with the Brazilian Corporate Taxpayer Register under No. CNPJ 34.274.233/0001-02, herein represented, according to its Articles of Association, by its Executive Manager for Aviation Products, Mrs. Érica Saião Caputo and by its Marketing Manager for Air Companies, Mr. Júlio Cesar Abrahao, hereinafter referred to as “BR” and, on the other side:

VRG LINHAS AÉREAS S.A., a corporation organized and existing under the laws of Brazil, headquartered at Praça Senador Salgado Filho, s/n, Aeroporto Santos Dumont, Térreo, Área Pública, entre os eixos 46-48/O-P, Sala Gerência - Back Office, CEP 20021-340, City and State of Rio de Janeiro, enrolled with the Brazilian Corporate Taxpayer Register under No. CNPJ/MF 07.575.651/0001-59 and branch office at Praça Comandante Lineu Gomes, s/n, Portaria 3, Aeroporto, CEP 04626-020, City and State of São Paulo, enrolled with the Brazilian Corporate Taxpayer Register under No. CNPJ/MF 07.575.651/0004-00, herein represented by its directors duly elected at the shareholders' general meeting, hereinafter referred to as the “PROMISING PURCHASER”, have mutually agreed to enter into this Amendment, which shall be governed according to the following sections and conditions:

Whereas BR and the PROMISING PURCHASER entered into a Promissory Agreement for Purchase and Sale and Other Covenants (the “Agreement”) on July 28, 2015, covering the supply of aviation kerosene (JET A-1) by BR for a period of thirty-six (36) months, to become retroactively effective as from January 1, 2015 until January 1, 2018;

The Parties resolve to enter into this AMENDMENT, which shall be governed by the following sections and conditions, to generate its effects as from January 1, 2016.

CLAUSE ONE

1.1    The purpose of this Amendment is to change the following sections of the Agreement:

“1.1      BR promises to sell to the PROMISING PURCHASER and the latter, in turn, promises to purchase from BR, for a period of forty-eight (48) months during the Agreement term, the percentages of each location listed in the “BR Percentage” column of Annex I. The percentages distributed to each base can be changed at any time by a proposal sent by the PROMISING PURCHASER and an equivalent approval by BR. This Agreement is not entered into on an exclusive basis, and the PROMISING PURCHASER can freely procure the supply from other suppliers, provided that this is made in compliance with the minimum percentage to be purchased from BR as per Annex I."

1.1.2        The Parties resolve to fully exclude Sections 1.1.1 and 1.1.2 of the Agreement

1.1.3        The Parties resolve to amend Section 1.3 of the Agreement, which shall hereinafter read as follows:

“1.3 This Agreement shall become effective as from January 1, 2015 until January 1, 2019 and can be changed by an amendment entered into by the Parties.”

1.1.4     The purpose of this Amendment is to add Sections 1.5 and 1.6 to the Agreement:

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[CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

1.1.5     The financial charge for the term granted will be changed, and Section 2.3.7 of the Agreement shall hereinafter read as follows:

“2.3.7 – The financial charges shall be [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT], for the payment term granted to the PROMISING PURCHASER.”

1.1.6     The Parties resolve to fully exclude Sections 2.1.1 and 2.3.2. Accordingly, Sections 2.3.3 to 2.3.7 shall be renumbered to reflect the exclusion of Section 2.3.2. Thus, Section 2.3.3 of the Agreement shall become effective as Section 2.3.2; Section 2.3.4 of the Agreement shall become effective as Section 2.3.3; Section 2.3.5 of the Agreement shall become effective as Section 2.3.4; Section 2.3.6 of the Agreement shall become effective as Section 2.3.5; and Section 2.3.7 of the Agreement shall become effective as Section 2.3.6.

1.1.7       The payment term [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT], and Section 4.1 of the Agreement shall hereinafter read as follows:

“ 4.1 - The product sold by BR shall be measured upon delivery and invoiced for payment against the PROMISING PURCHASER, in compliance with the following payment conditions:

[CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

1.1.8        The Parties resolve to exclude Section 8.1.1 and change Section 8.1.2, which shall hereinafter read as provided for below. After the exclusion and changes made, the sections shall be renumbered as follows: Section 8.1.2 as 8.1.1; Section 8.1.3 as 8.1.2; Section 8.1.4 as 8.1.3; and section 8.1.5 as 8.1.4:

“8.1.2. Purchase from BR those aviation kerosene volumes, at the new locations where it may come to operate, which are not listed in Annex I, provided that BR offers better commercial conditions than those offered by competitors".

1.1.9        The Parties resolve to fully exclude Sections 10.1 and 10.1.5 of the Agreement and, after the exclusion is made, renumber Section 10.1.6 as Section 10.1.5.

SECTION TWO – MISCELLANEOUS

2.1    The Parties hereto expressly ratify all sections and conditions of the Agreement that have not been changed hereby.

In witness whereof, the parties execute this instrument in three (03) counterparts, in the presence of the two (2) undersigned witnesses, in order to produce its due legal effects.

Rio de Janeiro, January 15, 2016.

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_________________________________________________________________

PETROBRAS DISTRIBUIDORA S.A.  .

Name:

Title:

_________________________________________________________________

VRG LINHAS AÉREAS S.A.

Name:

Title:

WITNESSES:

____________________________                    ____________________________

Name:                                                                 Name:

ID/RG:                                                                ID/RG

Signature page of the FIRST AMENDMENT TO THE PROMISSORY AGREEMENT FOR PURCHASE AND SALE AND OTHER COVENANTS

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